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Exhibit 5.1

Stradling Yocca Carlson & Rauth
Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

March 11, 2005

DynTek, Inc.
18881 Von Karman Avenue, Suite 250
Irvine, California 92612

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 to be filed by DynTek, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (as may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933 of 14,807,692 shares of Common Stock of the Company, $0.0001 par value, and 3,701,919 shares of Common Stock of the Company issuable upon exercise of warrants (the "Securities") purchased pursuant to a Securities Purchase Agreement dated February 10, 2005 between the Company and the purchasers named therein. The Securities may be sold from time to time for the account of the selling stockholders set forth in the Registration Statement.

        We have examined the proceedings heretofore taken and are familiar with additional proceedings proposed to taken by you in connection with the authorization, issuance and sale of the Securities.

        Based on the foregoing, and assuming that the full consideration for the Securities has been received by the Company, it is our opinion that the Securities, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH

STRADLING YOCCA CARLSON & RAUTH

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  Exhibit 5.1